Exhibit 99 777 E. Wisconsin Ave. Milwaukee, WI 53202 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-212-5210

Rockwell Automation Reports Fourth Quarter and Full Year Results; Surpasses $5 Billion Revenue Milestone

o	Diluted EPS from continuing operations of $0.69 in the quarter

o	Revenue up 11 percent in the quarter; 9 percent excluding currency translation

o	Free cash flow of $135 million in the quarter; $515 million for the full year

o	Full year after-tax ROIC expands 6 points to more than 18 percent

o	Company expects fiscal year 2006 diluted EPS in the range of $3.00 – $3.10

MILWAUKEE (November 3, 2005) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2005 fourth quarter income from continuing operations of $126.5 million ($0.69 per share) compared to $96.6 million ($0.51 per share) in 2004. Net income, which includes discontinued operations, was $129.3 million ($0.70 per share) for the quarter compared to $148.0 million ($0.78 per share) in 2004. Sales in the quarter were $1,335.2 million, up 11 percent compared to $1,206.2 million in 2004. Currency translation accounted for two percentage points of the growth. Segment operating earnings in the quarter were $213.7 million, up 24 percent compared to $172.9 million in 2004. Free cash flow was $135.0 million in the quarter, after a $100 million voluntary contribution to the company’s U.S. qualified pension trust. In October 2005, the company voluntarily contributed an additional $450 million to this trust. Fourth quarter 2004 free cash flow was $202.9 million. Rockwell Automation defines free cash flow as cash from operating activities reduced by capital expenditures.

Full Year 2005

Full year 2005 income from continuing operations was $518.4 million ($2.77 per share). This result compares to income from continuing operations in 2004 of $354.1 million ($1.85 per share). Full year 2005 net income was $540.0 million ($2.88 per share) compared to $414.9 million ($2.17 per share) in 2004. Sales for the full year were $5,003.2 million, up 13 percent compared to $4,411.1 million in fiscal 2004. Currency translation accounted for two percentage points of the growth. Segment operating earnings for fiscal 2005 were $867.2 million, up 46 percent compared to $595.4 million in 2004. Full year 2005 free cash flow was $514.8 million compared to free cash flow of $498.9 million in 2004.

Keith D. Nosbusch, chairman and chief executive officer, said, “Our performance in the fourth quarter was outstanding and capped a remarkable year. During 2005, revenue again grew at a double-digit rate, earnings increased more than 40 percent and return on invested capital expanded 6 points to over 18 percent. We benefited from strong end markets and the disciplined execution of our strategy of investing in high-return growth opportunities with minimal increase in our cost structure. These investments allow us to diversify our customer base and extend our technology leadership. I am extremely proud of the efforts of all our employees in delivering these results.”

Outlook

Commenting on the outlook for fiscal 2006, Nosbusch continued, “We have solid momentum entering the year. This momentum, combined with our relentless focus on productivity and cost discipline, gives me confidence that 2006 will be another good year for Rockwell Automation.” Nosbusch concluded, “We remain intensely focused on the careful deployment and aggressive reallocation of resources in order to sustain above-market, organic revenue growth throughout the economic cycle.”

The Company’s guidance for 2006 is summarized as follows:

o	Revenue growth of 7 - 9 percent (excluding currency translation)

o	EPS from continuing operations of $3.00 - $3.10

Following is a discussion of fourth quarter and full year results for each business.

Control Systems

Control Systems fourth quarter sales were $1,104.1 million, an increase of 10 percent compared to $999.5 million in the fourth quarter of 2004. Two percentage points of the growth were due to the effect of currency translation. From a regional perspective, sales in the U.S. increased 9 percent in the 2005 fourth quarter, while non-U.S. sales increased 8 percent, excluding the effect of currency translation. Growth in the quarter was again paced by very strong performance in our intelligent motor control businesses and by our Logix platform business, which grew by more than 30 percent. Segment operating earnings were $191.5 million, an increase of 26 percent compared to $151.6 million in the fourth quarter of 2004. Earnings increased due to higher volume, productivity efforts, price, and lower restructuring and facilities-related special charges, partially offset by inflation.

Control Systems return on sales was 17.3 percent in the fourth quarter of 2005 compared to 15.2 percent in 2004.

Sales for the full year were $4,123.6 million, an increase of 13 percent compared to sales of $3,658.6 million in 2004. Three percentage points of the growth were due to the effect of currency translation. Sales of our Logix platform business grew more than 26 percent. Segment operating earnings were $756.9 million, an increase of 43 percent compared to $527.9 million in 2004. Control Systems return on sales for the year was 18.4 percent compared to 14.4 percent in 2004.

Power Systems

Power Systems fourth quarter sales were $231.1 million, an increase of 12 percent compared to sales of $206.7 million in the 2004 fourth quarter. Segment operating earnings were $22.2 million, an increase of 4 percent compared to $21.3 million in the fourth quarter of 2004. The increase in segment operating earnings was attributed to higher volume, price increases, and productivity, nearly offset by higher material costs and a $5.0 million charge associated with a plant closure. Power Systems return on sales was 9.6 percent in the fourth quarter of 2005 compared to 10.3 percent in 2004.

Sales for the full year were $879.6 million, an increase of 17 percent compared to $752.5 million in 2004. Segment operating earnings were $110.3 million, an increase of 63 percent compared to $67.5 million in 2004. Power Systems return on sales for the year was 12.5 percent compared to 9.0 percent in 2004.

General Corporate – Net

Fourth quarter general corporate expenses were $14.5 million compared to $28.5 million in the 2004 fourth quarter. Expenses in 2004 were higher due to charges associated with environmental remediation, and a contribution to the company’s charitable corporation. General corporate expenses for the full year were $69.7 million compared to $88.3 million in 2004.

Conference Call

A conference call to discuss our financial results will take place at 10:00 A.M. Eastern Time on November 3. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, local laws, regulations and policies of foreign governments and other external factors we cannot control;

o	successful development of advanced technologies, demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	regulatory and legislative changes related to the reporting and funding of pension and health care obligations;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

5

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisconsin, the company employs about 21,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
Sales
Control Systems	$1,104.1	$999.5	$4,123.6	$3,658.6
Power Systems	231.1	206.7	879.6	752.5

Total Sales	$1,335.2	$1,206.2	$5,003.2	$4,411.1

Segment Operating Earnings (1)
Control Systems	$191.5	$151.6	$756.9	$527.9
Power Systems	22.2	21.3	110.3	67.5

Total Segment Operating Earnings	213.7	172.9	867.2	595.4

Purchase accounting depreciation and amortization	(2.1)	(6.8)	(14.7)	(27.3)
General corporate - net	(14.5)	(28.5)	(69.7)	(88.3)
Interest expense	(11.5)	(10.9)	(45.8)	(41.7)

Income from continuing operations before income taxes	185.6	126.7	737.0	438.1
Income tax provision (2)	(59.1)	(30.1)	(218.6)	(84.0)

Income from continuing operations	126.5	96.6	518.4	354.1
Income from discontinued operations (3)	2.8	51.4	21.6	60.8

Net income	$129.3	$148.0	$540.0	$414.9

Diluted Earnings Per Share:
Continuing operations (1)(2)	$0.69	$0.51	$2.77	$1.85
Discontinued operations (3)	0.01	0.27	0.11	0.32

Net Income	$0.70	$0.78	$2.88	$2.17

Average Diluted Shares	184.3	189.6	187.2	191.1

(1)	Control Systems segment operating earnings includes special charges of $16.5 million ($11.2 million after tax or $0.06 per share) in the fourth quarter of 2005 and $26.3 million ($16.3 million after tax or $0.09 per share) in the fourth quarter of 2004. Power Systems segment operating earnings include special charges of $5.0 million ($3.0 million after tax or $0.02 per share) in the fourth quarter of 2005. Additionally, Control Systems segment operating earnings for the year ended September 30, 2005 includes a $12.3 million ($8.4 million after tax or $0.04 per share) benefit related to an insurance recovery recorded in the second quarter.

(2)	The Income tax provision includes separately reported tax benefits of $0 and $19.7 ($0.10 per share) million for the quarter ended and year ended September 30, 2005, respectively, and $7.5 ($0.04 per share) and $46.3 ($0.24 per share) million for the quarter ended and year ended September 30, 2004, respectively. See Supplemental Sales and Earnings Information for further details.

(3)	See Supplemental Sales and Earnings Information for the composition of Income from discontinued operations.

Page 7
ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	September 30, 2005	September 30, 2004
Assets
Cash and cash equivalents	$463.6	$473.8
Receivables	799.6	719.9
Inventories	569.9	574.3
Deferred income taxes	169.4	132.7
Other current assets	184.0	125.4

Total current assets	2,186.5	2,026.1
Properties, net	774.5	804.5
Goodwill	811.9	811.1
Other intangible assets, net	307.0	323.8
Deferred income taxes	66.3	12.1
Prepaid pension	200.5	68.8
Other assets	178.4	166.9

Total	$4,525.1	$4,213.3

Liabilities and Shareowners' Equity
Short-term debt	$1.2	$0.2
Accounts payable	388.5	362.2
Compensation and benefits	214.4	202.3
Income taxes payable	5.4	8.3
Other current liabilities	331.3	290.6

Total current liabilities	940.8	863.6
Long-term debt	748.2	757.7
Retirement benefits	977.5	505.6
Other liabilities	209.5	225.4
Shareowners' equity	1,649.1	1,861.0

Total	$4,525.1	$4,213.3

Page 8 ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)
	Year Ended September 30,
	2005	2004
Continuing Operations:
Operating Activities:
Income from continuing operations	$518.4	$354.1
Adjustments to arrive at cash provided by operating activities:
Depreciation	150.8	159.7
Amortization of intangible assets	20.4	27.0
Income tax matters	(19.7)	(46.3)
Pension trust contributions	(185.6)	(157.3)
Retirement benefits expense	91.1	92.2
Net loss on disposition of property	4.7	24.3
Deferred income tax	115.8	63.6
Income tax benefit from the exercise of stock options	72.1	40.2
Changes in assets and liabilities, excluding effects of foreign currency adjustments:
Receivables	(56.4)	(48.2)
Inventories	9.0	(28.5)
Accounts payable	20.7	37.1
Compensation and benefits	12.3	35.2
Income taxes	(46.4)	7.2
Other assets and liabilities	(68.3)	36.6

Cash provided by operating activities	638.9	596.9

Investing Activities:
Capital expenditures	(124.1)	(98.0)
Acquisition of business, net of cash acquired	(5.4)	–
Proceeds from sale of property	7.4	32.4
Other investing activities	(0.7)	0.4

Cash used for investing activities	(122.8)	(65.2)

Financing Activities:
Issuance (repayment) of debt	1.0	(8.4)
Cash dividends	(142.7)	(122.5)
Purchases of treasury stock	(499.2)	(258.4)
Proceeds from the exercise of stock options	91.6	78.5
Other financing activities	(1.3)	(1.2)

Cash used for financing activities	(550.6)	(312.0)

Effect of exchange rate changes on cash	(3.1)	1.8

Cash (used for) provided by continuing operations	(37.6)	221.5
Cash provided by discontinued operations	27.4	25.9

Increase (decrease) in cash and cash equivalents	$(10.2)	$247.4

Free Cash Flow (1)
Cash provided by operating activities	$638.9	$596.9
Capital expenditures	(124.1)	(98.0)

Free cash flow	$514.8	$498.9

(1)	Our definition of free cash flow, which is a non-GAAP internal performance measurement, may be different from definitions used by other companies. See Other Supplemental Information for further details.

Page 9 ROCKWELL AUTOMATION, INC. SUPPLEMENTAL SALES AND EARNINGS INFORMATION (in millions, except per share amounts)
	Quarter Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
Income Taxes
The income tax provision included the following separately reported items:
Resolution of certain income tax matters	$–	$–	$19.7	$34.5
Research and experimentation credit refund claim	–	–	–	4.3
State tax refund	–	7.5	–	7.5

Total	$–	$7.5	$19.7	$46.3

The following summarizes the amounts per diluted share for the tax items above:
Resolution of certain income tax matters	$–	$–	$0.10	$0.18
Research and experimentation credit refund claim	–	–	–	0.02
State tax refund	–	0.04	–	0.04

Total	$–	$0.04	$0.10	$0.24

Income Excluding Income Tax Benefits
The following is a reconciliation of income from continuing operations (as reported) to income from continuing operations excluding separately reported tax benefits:
Income from continuing operations (as reported)	$126.5	$96.6	$518.4	$354.1
Deduct: Separately reported tax benefits	–	(7.5)	(19.7)	(46.3)

Income from continuing operations excluding tax benefits	$126.5	$89.1	$498.7	$307.8

The following is a reconciliation of income from continuing operations per diluted share (as reported) to income from continuing operations per diluted share excluding separately reported tax benefits:

Income from continuing operations per diluted share (as reported)	$0.69	$0.51	$2.77	$1.85
Deduct: Separately reported tax benefits per diluted share	–	(0.04)	(0.10)	(0.24)

Income from continuing operations excluding tax benefits	$0.69	$0.47	$2.67	$1.61

Discontinued Operations
Income from discontinued operations included the following (all amounts are after tax):
Gain on sale of FirstPoint Contact	$–	$32.1	$–	$32.1
Net income from the operations of FirstPoint Contact	–	0.9	–	5.7
Resolution of certain U.S. and state tax matters	2.8	–	21.6	–
State tax refund	–	18.4	–	18.4
Rocky Flats legal proceeding	–	–	–	4.6

Total	$2.8	$51.4	$21.6	$60.8

The following summarizes the amounts per diluted share for the items above:
Gain on sale of FirstPoint Contact	$–	$0.17	$–	$0.17
Net income from the operations of FirstPoint Contact	–	–	–	0.03
Resolution of certain U.S. and state tax matters	0.01	–	0.11	–
State tax refund	–	0.10	–	0.10
Rocky Flats legal proceeding	–	–	–	0.02

Total	$0.01	$0.27	$0.11	$0.32

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Income Excluding Income Tax Benefits

Our press release contains information regarding income excluding income tax benefits in 2005 and 2004, which is a non-GAAP financial measure. Management believes that income excluding such income tax benefits is useful to investors because the benefits are not indicative of the magnitude of tax benefits the company may recognize in the future. Management uses income excluding such income tax benefits as one measure to monitor and evaluate the performance of the company.

Free Cash Flow

Our press release contains information regarding free cash flow, which is a non-GAAP financial measure. Our definition of free cash flow takes into consideration capital investment required to maintain the operations of our company and execute our strategy. Management believes that free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, debt service, pension contributions, dividends and share repurchases. Management uses free cash flow as one measure to monitor and evaluate our performance.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	March 31, 2005	June 30, 2005	Sept. 30, 2005
Cash provided by operating activities	$142.0	$126.9	$85.7	$242.3	$102.3	$182.2	$181.0	$173.4
Capital expenditures	(16.0)	(20.4)	(22.2)	(39.4)	(11.9)	(50.5)	(23.3)	(38.4)

Free cash flow	$126.0	$106.5	$63.5	$202.9	$90.4	$131.7	$157.7	$135.0

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed below to the geographic regions based on the country of origin.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the quarter and year ended September 30, 2005 compared to sales for the quarter and year ended September 30, 2004:

	Quarter Ended September 30,				Year Ended September 30,
	2005			2004	2005			2004
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States	$814.2	$–	$814.2	$741.3	$3,058.8	$–	$3,058.8	$2,727.0
Canada	120.9	(9.9)	111.0	95.1	418.4	(32.4)	386.0	339.8
Europe, Middle East, Africa	201.2	0.8	202.0	206.4	823.5	(36.4)	787.1	779.6
Asia-Pacific	133.9	(5.7)	128.2	112.2	483.1	(20.5)	462.6	400.4
Latin America	65.0	(6.6)	58.4	51.2	219.4	(11.1)	208.3	164.3

Total	$1,335.2	$(21.4)	$1,313.8	$1,206.2	$5,003.2	$(100.4)	$4,902.8	$4,411.1

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding the effect of changes in currency exchange rates for the quarter and year ended September 30, 2005 compared to sales for the quarter and year ended September 30, 2004:

	Quarter Ended September 30,				Year Ended September 30,
	2005			2004	2005			2004
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States	$610.2	$–	$610.2	$561.8	$2,275.5	$–	$2,275.5	$2,054.2
Canada	108.8	(8.7)	100.1	84.3	370.0	(28.7)	341.3	302.4
Europe, Middle East, Africa	199.3	0.7	200.0	203.6	815.4	(36.1)	779.3	766.0
Asia-Pacific	124.3	(5.5)	118.8	101.6	457.7	(20.3)	437.4	382.9
Latin America	61.5	(6.5)	55.0	48.2	205.0	(11.0)	194.0	153.1

Total	$1,104.1	$(20.0)	$1,084.1	$999.5	$4,123.6	$(96.1)	$4,027.5	$3,658.6

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change, if any, and before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of separately reported tax items in continuing operations.

ROIC is calculated as follows:

	Year Ended September 30,
	2005	2004
(a) Return
Income from continuing operations	$518.4	$354.1
Interest expense	45.8	41.7
Income tax provision	218.6	84.0
Purchase accounting depreciation and amortization	14.7	27.3

Return	797.5	507.1

(b) Average Invested Capital
Short-term debt	0.4	3.6
Long-term debt	752.2	760.0
Shareowners' equity	1,870.1	1,689.2
Impairments of goodwill and intangibles	108.0	108.0
Accumulated amortization of goodwill and intangibles	659.7	645.4
Cash and cash equivalents	(471.7)	(339.8)

Average invested capital	2,918.7	2,866.4

(c) Adjusted Effective Tax Rate
Income tax provision	218.6	84.0
Separately reported tax items in continuing operations	19.7	46.3

Income tax provision before separately reported tax
items in continuing operations	238.3	130.3

Income from continuing operations before income taxes	$737.0	$438.1

Adjusted effective tax rate	32.3%	29.7%

(a) / (b) * (1-c) Return On Invested Capital	18.5%	12.4%

Page 12